Exhibit 99.1

FOR:	MDC Partners Inc.
745 Fifth Avenue, Floor 19
New York, NY 10151

CONTACT:	Alexandra Delanghe Ewing
Chief Communications Officer
646-429-1845
adelanghe@mdc-partners.com

MDC Partners Boosts Leadership Team, Appoints Seth Gardner as Chief Operating Officer

New York, May 22, 2019 (NASDAQ: MDCA) – MDC Partners Inc. today announced the appointment of Seth Gardner to the newly created role of Chief Operating Officer, effective June 17, 2019. In this role, Mr. Gardner will oversee the network’s operations, real estate portfolio, IT, human resources and benefits, as well as centralized resources, creating deeper collaborative support for the MDC Partners agencies. Mr. Gardner joins the company’s newly appointed Chief Financial Officer Frank Lanuto and General Counsel Jonathan Mirsky, announced earlier this month.

“As we work to successfully operationalize MDC’s central resources and build out best-in-class shared services, Seth’s cross-functional skills and expertise will be invaluable,” said Mark Penn, Chairman and CEO of MDC Partners. “At the same time, he brings a unique background in education, professional experience and leadership development, offering tremendous insights into the single most valuable asset in our network: our talent.”

Mr. Gardner joins MDC Partners from The Carlyle Group, where he served as Managing Director, Chief Operating Officer & Chief Legal Officer of the firm’s credit division. In this role, he managed an array of operational, IT, accounting, and legal functions, driving the segment’s strategic direction and execution of business objectives.

Previously, Mr. Gardner was a Managing Director at Cerberus Capital Management, where he was responsible for sourcing, structuring and managing private equity investments. Mr. Gardner also previously served as the founding Executive Director of the Center for Financial Excellence at the Fuqua School of Business at Duke University. Mr. Gardner started his career as an attorney at Wachtell, Lipton, Rosen & Katz.

“MDC Partners is an exceptional, talent-rich organization,” said Mr. Gardner. “I am excited to be working with Mark, the MDC management team and MDC Partner agencies.”

About MDC Partners Inc.

MDC Partners is one of the most influential marketing and communications networks in the world. As "The Place Where Great Talent Lives," MDC Partners is celebrated for its innovative advertising, public relations, branding, digital, social and event marketing agency partners, which are responsible for some of the most memorable and effective campaigns for the world's most respected brands. By leveraging technology, data analytics, insights and strategic consulting solutions, MDC Partners drives creative excellence, business growth and measurable return on marketing investment for over 1,700 clients worldwide. For more information about MDC Partners and its partner firms, visit our website at www.mdc-partners.com and follow us on Twitter at http://www.twitter.com/mdcpartners.

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